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Exhibit 10(nn)

MANAGEMENT AGREEMENT

        MANAGEMENT AGREEMENT, dated December 11, 2002, between The Alpine Group, Inc., a Delaware corporation ("Alpine"), and Alpine Holdco Inc., a Delaware corporation ("Holdco").

W I T N E S S E T H:

        WHEREAS, Alpine desires to provide certain strategic consulting, corporate finance, accounting, risk management, tax, treasury and other services ("Services") to Holdco and Holdco desires to receive such Services from Alpine.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alpine and Holdco, intending to be legally bound, hereby agree as follows:

        1.    Alpine shall provide to Holdco such Services as may be reasonably requested by Holdco from time to time.

        2.    In consideration of the Services to be provided by Alpine, Holdco shall (i) pay to Alpine an annual fee of $1,000,000 and (ii) reimburse Alpine for all direct costs incurred by Alpine related to the business and operations of Holdco, including costs for property, casualty and other business insurance, auditing, accounting, tax and legal professional fees and other direct costs. The annual fee shall be paid in four equal installments on the first business day of each calendar quarter. All direct costs shall be reimbursed as incurred by Alpine.

        3.    If the making of any payment under 2(i) above would result in a default under the Loan and Security Agreement, dated as of the date hereof (the "Loan and Security Agreement"), by and among Alpine Holdco Inc., Essex Electric Inc., DNE Technologies, Inc., DNE Manufacturing and Service Company, as borrowers, DNE Systems, Inc., as guarantor, the lenders identified from time to time signatories thereto and Foothill Capital Corporation, as agent, then such payment shall not be deemed to be due hereunder; provided, however, that any such payment that may not be made in any year during the term of this agreement shall be made in any subsequent year during the term of this agreement, in the manner provided in Section 2 above, if and to the extent permitted under the terms of the Loan and Security Agreement.

        4.    This agreement may not be modified, amended or supplemented except pursuant to a written instrument signed by the parties.

        5.    This agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        6.    This agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

        IN WITNESS WHEREOF, the parties have duly executed and delivered this agreement on the date and year first written above.

THE ALPINE GROUP, INC.
By:	/s/ STEWART H. WAHRSAGER
Name:	Stewart H. Wahrsager
Title:	Corporate Secretary
ALPINE HOLDCO INC.
By:	/s/ STEWART H. WAHRSAGER
Name:	Stewart H. Wahrsager
Title:	Secretary

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  Exhibit 10(nn)